Exhibit 2.1

SHARE EXCHANGE AGREEMENT
among
PERFECT MOMENT LTD.,
PERFECT MOMENT ASIA LTD.,

and

THE INDIVIDUALS AND ENTITIES LISTED ON SCHEDULE A HERETO

Dated as of March 15, 2021

i

Table of Contents

continued

ii

Table of Contents

continued

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of March 15, 2021, is by and among Perfect Moment Ltd., a Delaware corporation (“Parent”), Perfect Moment Asia Ltd., a limited liability company organized under the laws of Hong Kong with registration number 1743207 (the “Company”), and the individuals and entities listed on Schedule A hereto (each, a “Stockholder” and together the “Stockholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit A hereto.

BACKGROUND

A. The Company has the outstanding capital stock listed in Schedule A (the “Company Capital Stock”), all of which are held by the Stockholders and represent 100% of the issued and outstanding securities of the Company. Each Stockholder is the record and beneficial owner of the Company Capital Stock set forth opposite such Stockholder’s name Schedule A. Each Stockholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Company Capital Stock in exchange for newly issued shares of common stock, $0.0001 par value per share (“Parent Common Stock”), or Series A Convertible Preferred Stock, $0.0001 par value per share (“Parent Preferred Stock”), of Parent (collectively, the “Parent Capital Stock”), as applicable, that will, in the aggregate, constitute 1,994,496 shares of Parent Common Stock, including the Option Shares (as defined below), and 5,323,782 shares of Parent Preferred Stock issued and outstanding as of and immediately after the Closing. The number of shares of Parent Common Stock and/or Parent Preferred Stock to be received by each Stockholder or its designee is listed opposite each such Stockholder’s name in Schedule A hereto, respectively. The aggregate number of shares of Parent Capital Stock that is reflected on Schedule A is referred to herein as the “Shares.”

B. Contemporaneous with the Closing of the Share Exchange, Parent will complete a secured convertible note offering (the “Financing”) for minimum gross process of at least $2,000,000, pursuant to Regulation D under the Securities Act and any and all applicable state securities laws, upon the terms and subject to the conditions of note purchase agreements in a form reasonable acceptable to Parent and the Company.

C. The Board of Directors and stockholders of Parent and the Board of Directors of the Company and the Stockholders have determined that it is desirable to affect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Share Exchange

1.1	Share Exchange Procedure.

On the Closing Date, each Stockholder shall transfer, convey, assign and deliver to Parent its Company Capital Stock, including the shares issuable in connection with the Subject Options, free and clear of all liens, in exchange for the Parent Capital Stock listed opposite such Stockholder’s name in Schedule A (the “Share Exchange”), which shall be issued to each Stockholder in electronic book entry form.

1.2	Section 368 Reorganization.

For U.S. federal income Tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on any such reorganization status.

1.3	Exercise of Subject Options.

Each holder (each, an “Option Holder”) of options of the Company (the “Subject Options”) hereby agrees that, immediately prior to, and conditioned upon, the consummation of the Share Exchange, all Subject Options held by an Option Holder shall be deemed to be automatically exercised and be of no further force and effect, and each Option Holder of such Subject Options shall be issued the aggregate number of shares of Parent Common Stock as set forth in Schedule A, which shall be issued to each Option Holder as part of the shares of Parent Common Stock being exchanged for the shares of Company Capital Stock in accordance with Section 1.1 hereof. For the purposes of this Agreement, each Option Holder shall be deemed to be a Stockholder.

1.4	Closing.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place remotely, via electronic exchange of documents, on March 15, 2021, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). On the Closing Date, the Company shall become a wholly owned subsidiary of Parent.

1.5	Actions at the Closing.

At the Closing:

(a) The Company and the Stockholders shall deliver to Parent the various certificates, instruments and documents to be delivered by the Company and the Stockholders, as applicable, pursuant to Sections 5.1 and 5.2; and

(b) Parent shall deliver to the Company and the Stockholders the various certificates, instruments and documents to be delivered by Parent pursuant to Sections 5.1 and 5.3.

1.6	Directors and Officers.

(a) At or prior to the Closing, the Board of Directors of Parent shall take the following action, to be effective upon consummation of the Share Exchange: (i) elect to the Board of Directors of Parent the persons who were directors of the Company immediately prior to the Closing; and (ii) appoint as the officers of Parent those persons who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company. All of the persons serving as directors of Parent immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of Parent immediately prior to the Closing shall resign immediately following the appointment of the new officers. Subject to applicable Law, Parent, with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the Parent Charter and Parent Bylaws, that is reasonably necessary to effect any such election or appointment of the designees of the Company to Parent’s Board of Directors.

(b) The provisions of this Section 1.6 are in addition to and shall not limit any rights which the Company or any of its affiliates may have as a holder or beneficial owner of shares of capital stock of Parent as a matter of law with respect to the election of directors or otherwise. The newly appointed directors and officers of Parent shall hold office for the term specified in, and subject to the provisions contained in, the Parent Charter and the Parent Bylaws and applicable Law.

1.7	Exemption from Registration.

Parent and the Company intend that the shares of Parent Capital Stock to be issued pursuant to Sections 1.1 and 1.3 hereof, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act and that all recipients of such shares of Parent Capital Stock either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or were consultants who were natural persons and who provided bona fide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and, in each case, who received Parent Capital Stock, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders. The shares of Parent Capital Stock to be issued pursuant to Sections 1.1 and 1.3 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Capital Stock will bear an appropriate legend (or notation in electronic book entry form) and restriction on the books of Parent’s transfer agent to that effect.

Article II
Representations and Warranties of the Stockholders

Each of the Stockholders hereby severally (and not jointly) represents and warrants to the Parent with respect to itself, as follows.

2.1	Good Title.

The Stockholder is the record and beneficial owner, and has good title to its Company Capital Stock, with the right and authority to exchange and deliver such Company Capital Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Parent as the new owner of such Company Capital Stock in the applicable securities registers of the Company, Parent will receive good title to such Company Capital Stock, free and clear of all Liens.

2.2	Organization.

The Stockholder, if an entity, is duly organized and validly existing in its jurisdiction of organization.

2.3	Authority, Execution and Deliver; Enforceability.

The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Stockholder of this Agreement and the Transaction Documentation (as defined under Section 3.3) to which it is a party, and, subject to the adoption of this Agreement, the consummation by the Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming it is a valid and binding obligation of Parent and the Company, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4	No Conflicts.

The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Stockholder; and (c) will not violate or breach any contractual obligation to which the Stockholder is a party.

2.5	Litigation.

There is no pending proceeding against the Stockholder that involves the Company Capital Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Share Exchange and, to the knowledge of the Stockholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6	No Finder’s Fee.

The Stockholder has not created any obligation for any finder, investment banker or broker’s fee in connection with the Share Exchange that are not payable entirely by the Stockholder.

2.7	Purchase Entirely for Own Account.

The Stockholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.8	Available Information.

The Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Parent and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Parent Capital Stock.

2.9	Non-Registration.

The Stockholder understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with Parent’s charter documents or the laws of its jurisdiction of incorporation.

2.10	Restricted Securities.

The Stockholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for sale by an issuer not involving a public offering. The Stockholder further acknowledges that if the Shares are issued to the Stockholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11	Legends.

It is understood that the Parent Capital Stock will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS [BOOK ENTRY POSITION/CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12	Additional Legend.

Additionally, the Parent Capital Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the book entry position or certificate so legended.

Article III
Representations and Warranties of the Company

Subject to the exceptions set forth in the Company Disclosure Letter (regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), the Company represents and warrants to Parent and the Stockholders as follows.

3.1	Organization, Standing and Power.

The Company and each of its subsidiaries, if any, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

3.2	Subsidiaries; Equity Interests.

The Company Disclosure Letter lists each subsidiary of the Company, if any, and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non-assessable and are as of the date of this Agreement owned by the Company or by another subsidiary unless otherwise indicated on the Company Disclosure Letter.

3.3	Capitalization.

As of the date of this Agreement, the authorized capitalization of the Company consists of ordinary shares and preferred shares (collectively, “Company Stock”). As of the date of this Agreement, and without giving effect to the transactions contemplated by this Agreement and the other agreements contemplated hereby and thereby (the “Transaction Documentation”), 687 ordinary shares are issued and outstanding and 2,448.34 preferred shares are issued and outstanding. Except with respect to the Subject Options that will be outstanding immediately prior to the Closing, there are no other shares of Company Stock are issued and outstanding, and no shares of Company Stock are held in the treasury of the Company. Except as set forth above or in the Company Disclosure Letter, no shares of Company Stock are issued, reserved for issuance or outstanding. All outstanding securities of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the Company Constituent Instruments or any Contract to which the Company is a party or otherwise bound. As of the date of this Agreement, except with respect to the Subject Options or as set forth in the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound.

3.4	Authority; Execution and Delivery; Enforceability.

The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement, the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.5	No Conflicts; Consents.

Neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Company Constituent Instruments, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have an Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any security interest upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws applicable to the Company, except, in the case of the foregoing clause (e), such violation would not reasonably be expected to have a Company Material Adverse Effect.

3.6	Application of Takeover Protections.

The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter or the laws of its state of incorporation that is or could become applicable to the Company as a result of the Stockholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Share Exchange.

3.7	Taxes.

(a) The Company and each of its subsidiaries, if any, has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) There are no Liens for Taxes on the assets of the Company. The Company is not bound by any agreement with respect to Taxes.

3.8	Litigation.

There is no Action against or affecting the Company or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

3.9	Compliance with Applicable Laws.

The Company and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.9 does not relate to Taxes, which are the subject of Section 3.7.

3.10	No Bad Actors.

Neither the Company nor any of its past and/or present officers, directors or affiliates would be deemed a “Bad Actor” or subject to any disqualification as set forth in Rule 506(d) of the Securities Act.

3.11	No Investigations; Involuntary Insolvency.

(a) The Company is not and has not, and the past and present officers, directors and affiliates of the Company are not and have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(b) The Company has not, and the past and present officers, directors and affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

(c) The Company is not and has not and the past and present officers, directors and affiliates of the Company are not and have not, been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any litigation or, within the ten years prior to the Closing Date, the subject of any threat of litigation.

3.12	Title to Properties.

The Company has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted. The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such material leases.

3.13	Intellectual Property.

The Company owns, or otherwise has the right to use, such Intellectual Property Rights as are set forth in the Company Disclosure Letter. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to such Intellectual Property Right.

3.14	Labor Matters.

There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

3.15	Transactions with Affiliates and Employees.

Except as set forth in the Company Disclosure Letter, none of the officers or directors of Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.16	Brokers.

Except as set forth in the Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

3.17	Contracts.

Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Article IV
Representations and Warranties of Parent

Subject to the exceptions set forth in the Parent Disclosure Letter (regardless of whether or not the Parent Disclosure Letter is referenced below with respect to any particular representation or warranty), Parent represents and warrants as follows to the Company and the Stockholders.

4.1	Organization, Standing and Power.

Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of Parent.

4.2	Subsidiaries; Equity Interests.

Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3	Capital Structure.

The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. No other class or series of capital stock is authorized. As of the date hereof and immediately prior to the Closing Date, (a) 1,200,000 shares of Parent Common Stock are issued and outstanding and (b) no shares of Parent Common Stock are held by Parent in its treasury. Except for such shares to be reserved for issuance under the 2021 Plan and 800,000 shares of Parent Common Stock to be issued contemporaneously with the Closing to certain individuals and/or entities, no shares of Parent Capital Stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to or contemporaneously with the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporations Law, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above or as provided in the Parent Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (a) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent, (b) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock.

4.4	Authority; Execution and Delivery; Enforceability

Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement, the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming it is a valid and binding obligation of Company and the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

4.5	No Conflicts; Consents.

(a) Neither the execution and delivery by Parent of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by Parent of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Parent Charter, as amended to date, or the Parent Bylaws, as amended to date, (b) require on the part of Parent any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Shares, which will be completed by Parent following the Closing, and except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent is a party or by which Parent is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or any notice, consent or waiver the absence of which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any security interest upon any material assets of Parent or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws applicable to Parent, except, in the case of the foregoing clause (e), such violation would not reasonably be expected to have a Parent Material Adverse Effect.

4.6	Taxes.

(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent. Parent is not bound by any agreement with respect to Taxes.

4.7	Benefit Plans.

Parent does not maintain, sponsor or contribute to or in the past has maintained, sponsored or contributed to any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of Parent, (b) increase or modify any benefits otherwise payable by Parent to any employee, consultant or director of Parent, or (c) result in the acceleration of time of payment or vesting of any such benefit.

4.8	Litigation.

There is no Action against or affecting Parent or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

4.9	Compliance with Applicable Laws.

Parent has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.9 does not relate to Taxes, which are the subject of Section 4.6.

4.10	No Bad Actors.

Neither Parent nor any of its past and/or present officers, directors or affiliates would be deemed a “Bad Actor” or subject to any disqualification as set forth in Rule 506(d) of the Securities Act.

4.11	No Investigations; Involuntary Insolvency.

(a) Parent is not and has not, and the past and present officers, directors and affiliates of Parent are not and have not, been the subject of, nor does any officer or director of Parent have any reason to believe that Parent or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(b) Parent has not, and the past and present officers, directors and affiliates of Parent have not, been the subject of, nor does any officer or director of Parent have any reason to believe that Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

(c) Parent is not and has not and the past and present officers, directors and affiliates of Parent are not and have not, been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any litigation or, within the ten years prior to the Closing Date, the subject of any threat of litigation.

4.12	Contracts.

Except as disclosed in the Parent Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent taken as a whole. Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.13	Title to Properties.

Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Parent has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Parent to conduct business as currently conducted. Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such material leases.

4.14	Intellectual Property.

Parent does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Parent, threatened that Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.15	Labor Matters.

There are no collective bargaining or other labor union agreements to which Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Parent, is imminent with respect to any of the employees of Parent.

4.16	Undisclosed Liabilities.

Except as disclosed in the Parent Disclosure Letter and pursuant to this Agreement, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof.

4.17	Transactions with Affiliates and Employees.

None of the officers or directors of Parent and, to the knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.18	Application of Takeover Protections.

Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Charter or the laws of its state of incorporation that is or could become applicable to the Stockholders as a result of the Stockholders and Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholders’ ownership of the Shares.

4.19	Absence of Certain Changes or Events.

Except as provided in the Parent Disclosure Letter, Parent has conducted its business only in the ordinary course, and during such period, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Parent, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which Parent or any of its assets is bound or subject;

(f)   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any mortgage, pledge, transfer of a security interest in or lien created by Parent with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Parent’s ownership or use of such property or assets;

(h) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any Stockholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of Parent Capital Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;

(j) any alteration of Parent’s method of accounting;

(k) any issuance of equity securities to any officer, director or affiliate; or

(l) any arrangement or commitment by Parent to do any of the things described in this Section 4.19.

4.20	Certain Registration Matters.

Except as set forth in this Agreement, Parent has not granted or agreed to grant to any other person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other Governmental Entity.

4.21	Reliance.

Parent understands and confirms that the Stockholders will rely on the foregoing representations and covenants in effecting transactions in securities of Parent. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.22	Brokers.

Except as set forth in the Parent Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of Parent.

Article V
Conditions to Consummation of Share Exchange

5.1	Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Share Exchange are subject to the satisfaction of the following conditions:

(a) The Company shall have obtained (and shall have provided copies thereof to Parent) the written consents of all of the members of its Board of Directors to approve the execution, delivery and performance by the Company of this Agreement and the other agreement to which the Company is a party, in form and substance reasonably satisfactory to Parent;

(b) Parent and the Company shall have completed all necessary legal due diligence to their reasonable satisfaction;

(c) prior to the Closing, the Company and Parent shall have at least $2,000,000 in escrow in connection with the Financing; and the conditions to the closing of such Financing (other than the closing of the Share Exchange) shall have been satisfied and such amount of gross proceeds shall be unencumbered cash available to the Company and Parent at the closing of the Financing.

5.2	Conditions to Obligations of Parent.

The obligation of Parent to consummate the Share Exchange is subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) The Company shall have obtained (and shall have provided copies thereof to Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 3.5 which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have an Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have an Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) each of the Company and the Stockholders shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, except for such non-performance or non-compliance as does not have an Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) The Company shall have delivered to Parent a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clause (b) (with respect to the Company’s due diligence of Parent) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects; and

(f) The Company shall have delivered to Parent a certificate, validly executed by an appropriate officer of the Company, certifying as to (i) true, correct and complete copies of the Company Constituent Instruments; (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement, the Share Exchange and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company); and (iii) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement.

5.3	Conditions to Obligations of Company and the Stockholders.

The obligation of the Company and/or Stockholders to consummate the Share Exchange is subject to the satisfaction of the following additional conditions:

(a) Parent shall have obtained (and shall have provided copies thereof to the Company) the written consent of all of the members of its Board of Directors to the execution, delivery and performance by each such entity of this Agreement and/or the other agreements to which each such entity a party, in form and substance reasonably satisfactory to the Company;

(b) Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.5 which are required on the part of Parent, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) Parent shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to Closing, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) Parent shall have delivered to Company a certificate to the effect that each of the conditions specified in clause (b) (with respect to Parent’ due diligence of Company) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Parent) of this Section 5.3 is satisfied in all respects;

(g) Parent shall have delivered to Company a certificate, validly executed by the Secretary of Parent certifying as to (i) true, correct and complete copies of the Parent Charter and the Parent Bylaws; (ii) the valid adoption by resolutions of the Board of Directors of Parent approving this Agreement, the Share Exchange and the transactions contemplated hereunder; (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of Parent executing this Agreement or any other agreement contemplated by this Agreement;

(h) Parent shall have delivered to Company (i) evidence that Parent’ Board of Directors is, as of Closing, authorized to consist of five (5) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of Parent immediately prior to the Closing, which resignations shall be effective as of the Closing, (iii) evidence of the appointment of the following five (5) persons to serve as directors immediately following the Closing: Max Gottschalk, Jane Gottschalk, Andre Keijsers, Negin Yeganegy and Tom Walker, (iv) evidence of the appointment of such executive officers of Parent to serve immediately following the Closing as shall have been designated by Company, including Max Gottschalk as Chairman and Negin Yeganegy as President and Managing Director; and

(i) Share Transfer Documents. Each Stockholder shall have delivered to Parent certificate(s) representing its Company Securities, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Stockholder of its Company Securities to Parent.

Article VI
Conduct Prior to the Closing Date

6.1	Conduct of Business by Company and Parent.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Company and Parent shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws (except where noncompliance would not have a Material Adverse Effect), pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present managers, officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as permitted or required by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Company and Parent shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable Law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Company or Parent or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Company or Parent license on an exclusive basis or sell any Intellectual Property of Company or Parent, as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Except as provided herein, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or Stockholders interest of Company and Parent, as applicable;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock or Shares, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, shares or convertible or exchangeable securities;

(g) Except as provided herein or as disclosed to the other party, amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as set forth in the Company Disclosure Letter or the Parent Disclosure Letter, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any manager, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its managers, directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Company or of Parent, as applicable, or incurred since the date of such financial statements, or (2) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company is a party or of which Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of Company or Parent, as applicable, or other material contract or material agreement to which Company or Parent is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as appropriate to fairly represent Company’s financial condition or results of operations, revalue any of its assets or adjust its revenue or expenses;

(o) Except for in the ordinary course of business, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

(p) Settle any litigation for a total sum of greater than $25,000;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Except as set forth in the Company Disclosure Letter or the Parent Disclosure Letter, form, establish or acquire any subsidiary;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(t) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1 (a) through (s) above.

Article VII
Covenants

(a) [Intentionally Omitted].

7.2	Rule 144 Compliance.

So long as any shares of Parent Common Stock issued in connection with the Share Exchange are subject to Rule 144, regardless of whether Parent is then required to file periodic reports pursuant to the Exchange Act, Parent shall comply with the information requirements of Rule 144.

7.3	Expenses.

The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties.

7.4	Indemnification.

Parent shall not, and shall cause the Company after the Share Exchange not to, after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Company Constituent Instruments for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior

7.5	Parent Board; Certificate of Designation.

Parent shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of Parent, to the extent applicable), if Parent has not already done so prior to the Closing, (a) to authorize the Board of Directors of Parent to consist of five (5) members, and (b)  to file with the Delaware Secretary of State a certificate of designation for the Series A Convertible Preferred Stock of the Parent in a manner satisfactory to the Company.

7.6	Equity Plans.

The Board of Directors of Parent shall adopt an equity incentive plan (the “2021 Plan”) as soon as practicable following the Closing. The 2021 Plan shall provide for the issuance of awards initially covering an aggregate of up to 681,722 shares of Parent Common Stock.

7.7	No Solicitation.

(a) Unless and until this Agreement shall have been terminated pursuant to Article VIII neither Parent nor its officers, directors, stockholders or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Parent may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Parent determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Parent. Parent will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

(b) Unless and until this Agreement shall have been terminated pursuant to Article VIII, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of common stock or any of its other securities (other than the PPO), sale of substantial assets or other business combination; provided, however, that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of the Company determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of the Company. The Company will promptly advise Parent if it receives a proposal or inquiry with respect to the matters described above.

7.8	Failure to Fulfill Conditions.

In the event that the Parties hereto determine that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Parties.

7.9	Notification of Certain Matters.

At or prior to the Closing, each Party shall give prompt notice to the other Parties of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

Article VIII
Termination, Amendment and Waiver

8.1	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if the Transaction shall not have been consummated by March 19, 2021 (“Closing Deadline”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time; or

(c) by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

8.2	Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions shall be abandoned, except (i) as set forth in this Section 8.2, Section 7.3, Section 8.3, and Article IX (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3	Extension; Waiver.

At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article IX
Miscellaneous

9.1	Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent, to:

Perfect Moment Ltd.
2255 Glades Road, Suite 324A

Boca Raton, FL 33431

Attn: Ian Jacobs

Email: ian@montrosecapital.com

with a copy to (which copy shall not constitute notice hereunder):

Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attn: Barrett DiPaolo

Email: bdipaolo@srf.law

If to the Company, to:

Unit B, 13th Floor, Gee Chang Hong Centre

65 Wong Chuk Hang Rd.

Aberdeen, Hong Kong

Attention: Max Gottschalk, Chairman

Email: max.gottschalk@vedrapartners.com

with a copy to (which copy shall not constitute notice hereunder):

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, California 90067

Attn: Nimish Patel, Esq.

Email: nxp@msk.com

If to the Stockholders at the addresses set forth in Schedule A hereto.

9.2	Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Stockholders holding a majority in interest of the Parent Capital Stock measured based upon the number of Shares they own after the Closing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Stockholder to amend or consent to a waiver or modification of any provision of this Agreement or any other documents related to the Share Exchange unless the same consideration is also offered to all Stockholders then holding the Shares. Notwithstanding anything to the contrary, the previous sentence cannot be waived or amended.

9.3	Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

9.4	Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Stockholders, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.5	Independent Nature of Stockholders’ Obligations and Rights.

The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. The decision of each Stockholder to acquire the Shares pursuant to this Agreement has been made by such Stockholder independently of any other Stockholder. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such obligations or the Share Exchange. Each Stockholder acknowledges that no other Stockholder has acted as agent for such Stockholder in connection with making its investment hereunder and that no Stockholder will be acting as agent of such Stockholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. Each of the Company and Parent acknowledges that each of the Stockholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Stockholders and not because it was required or requested to do so by any Stockholder.

9.6	Limitation of Liability.

Notwithstanding anything herein to the contrary, each of Parent and the Company acknowledges and agrees that the liability of a Stockholder arising directly or indirectly, under this Agreement or any other document related to the Share Exchange of any and every nature whatsoever shall be satisfied solely out of the shares of the Company owned by each of such Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Stockholder or any investor, stockholder or holder of shares of beneficial interest of such Stockholder shall be personally liable for any liabilities of such Stockholder.

9.7	Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.8	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Share Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Share Exchange are fulfilled to the extent possible.

9.9	Counterparts and Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.10	Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documentation and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Share Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.11	Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.12	Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Exchange Agreement as of the date first above written.

PARENT:

PERFECT MOMENT LTD.

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	President

THE COMPANY:

PERFECT MOMENT ASIA LTD.

By:	/s/ Max Gottschalk
Name:	Max Gottschalk
Title:	Chairman and Director

STOCKHOLDERS:

Signature block for individuals:
Printed Name of Individual

Signature of Individual

Signature block for entities:
Printed Name of Entity

By:
Name:
Title:

Schedule A

[SCHEDULE OF STOCKHOLDERS]

Schedule A-1

EXHIBIT A

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or authorized by applicable Law to close.

“Company Constituent Instruments” means the corporate Charter and Bylaws of Company and such other constituent instruments of Company as may exist, each as amended to the date of this Agreement.

“Company Disclosure Letter” means the letter delivered from Company to Parent concurrently herewith.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including but not limited to the SEC and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Parent Bylaws” means the Bylaws of Parent, as amended to the date of this Agreement.

Exhibit A-1

“Parent Charter” means the Certificate of Incorporation of Parent, as amended to the date of this Agreement.

“Parent Disclosure Letter” means the letter delivered from Parent to Company concurrently herewith.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Exhibit A-2